Exhibit 99.1

Media Contact: Phil Wallis ph: (713) 483-4770	IR Contact: Ed Job, CFA ph: (646)213-1914
Or pjwallis@newgenerationbiofuels.com	Or ed,job@ccgir.com
Rob Schatz ph: (212) 370-4500
Or:Rob@wolfeaxelrod.com

NEW GENERATION BIOFUELS ANNOUNCES REGISTERED DIRECT OFFERING OF
$3.44 MILLION IN COMMON STOCK AND WARRANTS

LAKE MARY, FL – July 23, 2009 – New Generation Biofuels Holdings, Inc. (NASDAQ:NGBF) announced today that it has entered into definitive subscription agreements with investors for the sale of 3,275,333 shares of its common stock and warrants to purchase 655,066 shares of its common stock.  The company is offering shares of its common stock and warrants in units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock at a price of $1.05 per unit.  The warrants have a term of five years, will not be exercisable for six months and have an exercise price of $1.60 per share. The Units will not be issued or certificated and neither the Units nor the warrants will trade on any exchange or be listed for quotation on any market.

The gross proceeds of the offering are expected to be approximately $3.44 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by NGBF, are expected to be approximately $2.96 million. Capstone Investments acted as the placement agent in this transaction.

NGBF expects to use proceeds from the offering for general corporate purposes, including working capital and/or capital expenditures.  The offering is expected to close on or about July 28, 2009, subject to the satisfaction of customary closing conditions.

NGBF is offering the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement related to the offering has been or will be filed with the SEC.  Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Capstone Investments at 12760 High Bluff Drive, Suite 120, San Diego, CA 92130 or by calling 858-875-4500.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock.  No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. They hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that it markets as a new class of biofuel for a multitude of applications, including: power generation, commercial and industrial heating and marine use.  NGBF’s business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees. For more information visit www.newgenerationbiofuels.com.

Forward Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated, including whether the offering will close as expected on or about July 28, 2009, if at all, any unanticipated costs and expenses related to the offering, and other risks and uncertainties detailed from time to time in NGBF’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and other documents subsequently filed with or furnished to the Commission, which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and NGBF assumes no duty to update forward-looking statements.

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